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                                                                   EXHIBIT 23(C)



October 30, 1996



Board of Directors
Datapoint Corporation
8410 Datapoint Drive
San Antonio, Texas 78229-8500


Gentlemen:


Patricof & Co. Capital Corp. hereby consents to the use in proxy materials to be filed on or about October 30, 1996 by Datapoint Corporation ("Datapoint") of our opinion regarding the fairness, from a financial point of view, of the consideration to the holders of Datapoint common stock of Datapoint's offer to exchange for each share of $1.00 Exchangeable Preferred Stock (inclusive of accrued dividends) 3.25 shares of the common stock of Datapoint.


Very truly yours,

                                         PATRICOF & CO. CAPITAL CORP.

                                By:               /s/ Gary H. Matt
                                     ------------------------------------------
                                                    Gary H.Matt
                                                 MANAGING DIRECTOR